Exhibit 10.1

FINAL EXECUTION COPY

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of August 7, 2020 (the “Effective Date”) by and between Lytix Biopharma AS, a company incorporated in Norway, with its principal place of business at Hoffsveien 4, 02775 Oslo, Norway (“Lytix”), and Verrica Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 10 North High Street, Suite 200, West Chester, Pennsylvania 19380 United States (“Verrica”). Lytix and Verrica are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Verrica is a biopharmaceutical company focused on development of products for various dermatological indications;

Whereas, Lytix is a biopharmaceutical company that possesses certain intellectual property rights related to oncolytic peptides known LTX-315 for use in immuno-oncology; and

Whereas, Lytix desires to grant Verrica an exclusive license under such intellectual property rights, and Verrica desires to obtain a license under such intellectual property rights, to research, develop and commercialize the Products in the Licensed Field in the Territory (each capitalized term as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article 1
Definitions

1.1“Accounting Standards” means (a) United States generally accepted accounting principles (GAAP) or (b) Norwegian Generally Accepted Accounting Principles; in each case, as consistently applied throughout the organization of a particular entity and its Affiliates.

1.2“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and all related rules, regulations and guidelines, as any of the foregoing may be amended from time to time.

1.3“Additional Indications” means any Dermatological Indications for which a license has been requested by Verrica pursuant to Section 2.3.

1.

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1.4“Adverse Event” means any untoward medical occurrence in a patient or human clinical investigation subject administered Product, including occurrences that do not necessarily have a causal relationship with Product.

1.5“Affiliate” means, with respect to any Entity (including a Party to this Agreement), any other Entity controlled by, controlling, or under common control with such Entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means direct or indirect ownership, including ownership by one or more trusts with substantially the same beneficial interests, of 50% or more of the outstanding voting and equity rights of such Entity, or possession of the power to direct the management and policies of such Entity. [***]

1.6“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.7“API” means, with respect to any Product, the active pharmaceutical ingredient of such Product.

1.8“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including the Act, and Anti-Corruption Laws.

1.9“Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in (a) West Chester, Pennsylvania, United States or (b) Oslo, Norway are required or permitted to be closed.

1.10“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter ends on the last day of the Term.

1.11“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the Calendar Year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year ends on the last day of the Term.

1.12“Change of Control” means with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the then outstanding voting equity securities or other voting interests of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Entity immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such

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transaction); (b) any merger, reorganization, consolidation or business combinations involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.

1.13“Clinical Trial” means any human clinical trial including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, any study incorporating more than one of these phases, or any human clinical trial commenced after Regulatory Approval.

1.14“Combination Product” means: (a) a pharmaceutical product that consists of a Product and at least one other clinically active ingredient that is not a Product in a fixed dose combination; or (b) any combination of a Product and another pharmaceutical product that contains at least one other clinically active ingredient that is not a Product, where such products are not formulated together but are sold together as a single product in a single package and invoiced as one product. The other clinically active ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.15“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Products, including strategic marketing, sales force detailing, advertising, Product support, all customer support, Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Product. “Commercialize” and “Commercializing” shall have the correlative meanings.

1.16“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended, or considerations to be undertaken by a Party with respect to any objective, activity, or decision to be undertaken hereunder with respect to the Development, Manufacture, or Commercialization of Product, the reasonable efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources normally used by a similarly situated company in the pharmaceutical industry in the exercise of its reasonable business discretion to accomplish a similar objective, activity or decision for a compound or product owned by it, or to which it has similar rights, which compound or product is at a similar stage in its development or product life, is in a similar therapeutic and disease area and is of similar market potential, and in all cases taking into account: (i) the expected and actual competitiveness of alternative products (including generic or biosimilar products) under development or sold in the marketplace; (ii) the nature and extent of expected and actual market exclusivity (including patent coverage, regulatory and other exclusivity) of Product; (iii) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity; and (iv) other relevant factors, including legal, medical, scientific, technical and commercial factors.

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1.17“Competing Product” means [***]

1.18“Competing Program” has the meaning set forth in Section 0.

1.19“Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by Verrica pursuant to the [***] (the “Confidentiality Agreement”) is deemed to be Verrica’s Confidential Information disclosed hereunder, and all Information disclosed by Lytix pursuant to the Confidentiality Agreement is deemed to be Lytix’s Confidential Information disclosed hereunder; provided that any use or disclosure of any Information that is authorized under 0 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement.

1.20“Control” means, with respect to any product, Know-How, Patents or other intellectual property rights, possession by a Party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such Party under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to, such Know-How, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Entity.

1.21“Cost of Goods” means, with respect to Product:

(a)in the case of Product (or any precursuor or intermediate thereof) manufactured by one or more Third Parties, the actual costs of such Manufacturing invoiced by such Third Party manufacturer to Lytix, [***]; and

(b)in the case of Product manufactured by a Party or its Affiliate, the (i) actual fully allocated cost of manufacturing such Product, determined in accordance with Accounting Standards, [***].

1.22“Cover” means, with respect to a Patent and a Product, that the manufacture, use, offer for sale, sale or import of a Product, absent a license to such Patent or Product, would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it is treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” have the correlative meanings.

1.23“Dermatological Indication” means any Indication for disorders or diseases of the skin, hair or nails.

1.24“Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Products, and the reporting, preparation and submission of regulatory applications for obtaining, registering and maintaining Regulatory Approval of Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Product. “Develop” and “Developing” shall have the correlative meanings.

1.25“Development Plan” has the meaning set forth in Section 0.

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1.26“Dispute” has the meaning set forth in Section 0.

1.27“Distributor” means a Third Party distributor of Product that: (a) has no royalty or other payment obligations to Verrica or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of Product; or (b)(i) does not take title to Product, (ii) does not invoice Product sales to Third Party customers, and (iii) is responsible only for inventory management and distribution with respect to Product on behalf of Verrica or its Affiliate.

1.28“Divestiture” means the sale or transfer of rights to the Competing Program or Competing Product, as applicable, to a Third Party without receiving a continuing share of profit, royalty payment or other economic interest in the success of such Competing Program or Competing Product, as applicable.

1.29“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.30“Drug Master File” means a drug master file document or right of reference to a drug master file (if the applicable Party does not have a copy of the underlying drug master file) containing detailed information about the manufacturing of the Product, including information describing the manufacturing site, the manufacturing facility, the operating procedures, the personnel, the Manufacture, storage and control of the Product, starting materials and intermediates.

1.31“Drug Product” means, with respect to any Product, the filled, finished and packaged form of such Product.

1.32“EMA” means the European Medicines Agency or the equivalent Regulatory Authority with competent jurisdiction in the United Kingdom or any successor entity to either of the foregoing.

1.33“EU” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

1.34“Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.35“Exclusive License” has the meaning set forth in Section 2.3(a).

1.36“Exclusive Negotiation Period” has the meaning set forth in Section 2.3(b).

1.37“Executive Officer” means, with respect to Lytix, its Chief Executive Officer, and with respect to Verrica, its Chief Executive Officer, or, in either case, a designee with senior decision-making authority.

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1.38“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.39“FDA” means the United States Food and Drug Administration, or any successor agency thereto in the United States

1.40“First Commercial Sale” means, with respect to a Product in the Licensed Field in the Territory, the first commercial transfer or disposition for value of such Product by or on behalf of Verrica to a Third Party in the Licensed Field in the Territory after such Product has received Regulatory Approval in the Licensed Field in the Territory.

1.41“GCP” means current good clinical practices as established by the FDA and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.42“GLP” means current good laboratory practices as established by the FDA and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.43“GMP” means current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211, as amended from time to time and as interpreted by relevant ICH guidelines.

1.44“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.45“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.46“IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.47“Indemnified Party” has the meaning set forth in Section 0.

1.48“Indemnifying Party” has the meaning set forth in Section 0.

1.49“Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Product in a particular Indication and patient population, a label expansion for such Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.50“Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise,

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technology, test data (including pharmacological, biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

1.51“Infringement” has the meaning set forth in Section 0.

1.52“Initial Indication” means all malignant and pre-malignant Dermatological Indications, other than the Retained Field.

1.53“Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.

1.54“Invention” means any invention or discovery, whether or not patentable, that is made, conceived, generated or reduced to practice, in whole or in part, in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.55“Joint Invention” means any Invention made jointly by (a) on the one hand, one or more employees, consultants or contractors of Verrica or any of its Affiliates or Sublicensees, and (b) on the other hand, one or more employees, consultants or contractors of Lytix or any of its Affiliates.

1.56“Joint Patents” means Patents claiming Joint Inventions.

1.57“JSC” has the meaning set forth in Section 0.

1.58“Know-How” means any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

1.59“Licensed Field” means the treatment of (a) the Initial Indication and (b) any Additional Indications the Parties agree to include hereunder pursuant to Section 0. For the avoidance of doubt, Licensed Field does not include the Retained Field.

1.60“Licensed Know-How” means all Know-How that (a) is Controlled by Lytix or its Affiliates as of the Effective Date or during the Term, and (b) is necessary or reasonably useful for the research, Development, Manufacture, or Commercialization of Product in the Licensed Field in the Territory. For clarity, Licensed Know-How includes Lytix Inventions, but excludes Know-How that is specific to the Manufacture of API.

1.61“Licensed Patent” means any Patent that (a) is Controlled by Lytix or its Affiliates as of the Effective Date or during the Term, and (b) Covers (i) a Product or (ii) the Manufacture of a Product. A list of Licensed Patents as of the Effective Date is set forth on Exhibit 0.

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1.62“Licensed Technology” means the Licensed Know-How, Licensed Patents, and Licensed Marks.

1.63“Licensed Marks” means all Trademarks that (a) are Controlled by Lytix or its Affiliates as of the Effective Date or during the Term and (b) are used by or on behalf of Lytix as of the Effective Date or during them Term to Develop, Manufacture, or Commercialize Product. A list of Licensed Marks as of the Effective Date is set forth on Exhibit 0.

1.64“LTX-315” means Lytix’s oncolytic peptide known as of the Effective Date as LTX-315, as more particularly described on Exhibit 0.

1.65“Lytix Indemnitees” has the meaning set forth in Section 0.

1.66“Lytix Inventions” means any Invention made solely by or on behalf of Lytix, its employees, consultants or contractors, or any of its Affiliates or licensees (other than Verrica).

1.67“MAA” means an application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority.

1.68“Manufacture” and “Manufacturing” means any activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing, shipping, and transporting any Product, including oversight and management of vendors therefor. For clarity, manufacturing process development activities are included within the scope of Manufacturing.

1.69“Metastatic Melanoma” means a skin cancer that began in melanocyte cells and that has metastasized to an internal organ of a patient.

1.70“Metastatic Merkel Cell Carcinoma” means a neuroendocrine carcinoma of the skin that has metastasized to an internal organ of a patient.

1.71“NDA” means a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the United States.

1.72“Net Sales” means, with respect to any Product, the gross amounts invoiced by Verrica and its Affiliates for sales or other dispositions of such Product in the Licensed Field to Third Parties, less the following deductions provided to entities and actually allowed and taken:

[***]

Notwithstanding the foregoing, amounts received or invoiced by Verrica or its Affiliates for the sale of Products among Verrica and its Affiliates shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance with the selling party’s Accounting Standards, consistently applied.

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Notwithstanding the foregoing, “Net Sales” shall also include any amount received by Verrica or its Affiliates from a Distributor, [***].

Notwithstanding the foregoing, “Net Sales” excludes any amounts invoiced for sales of Products supplied for [***].

For purposes of calculating the Net Sales for Products sold as bundled products, deductions shall be apportioned across all products in the bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Product shall not exceed the percentage rebate or discount applied in total to the bundled products. Similarly, the total price payable for a bundled product shall be apportioned between Product and other product within the bundle and determined by the Parties in good faith.

Net Sales for a Combination Product in a country shall be calculated as follows:

(i)If the Product and Other Product(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), [***].

(ii)If the Product is sold independently of the Other Product(s) in such country, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Product sold independently and C is the public or list price in such country of the Combination Product.

(iii)If the Other Product(s) are sold independently of the Product therein in such country, but the public or list price of such Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction 1-B/C, where B is the (sum of the) public or list price(s) in such country of the Other Product(s) and C is the gross amount invoiced in such country of the Combination Product.

(iv)If neither the Product nor the Other Product(s) is sold independently in such country a market price for the Product and the Other Product(s) shall be negotiated by the Parties in good faith based upon the allocation of costs, overhead and profit as are then incurred for such Combination Product.

1.73“Offer” has the meaning set forth in Section 2.3(b).

1.74“Patents” means (a) all national, regional and international patents and patent applications filed in any country or jurisdiction, including provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

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1.75“Phase 1 Clinical Trial” means a human clinical trial, that generally provides for the first introduction of a pharmaceutical or biologic product in humans with a purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, consistent with the requirements of U.S. 21 C.F.R. § 312.21(a) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.76“Phase 2 Clinical Trial” means a human clinical trial, the principal purpose of which is to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety, effectiveness and dose ranging for a particular indication or indications in a target patient population, consistent with the requirements of U.S. 21 C.F.R. § 312.21(b) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.77“Phase 3 Clinical Trial” means a human clinical trial, the principal purpose of which is to establish that a product is safe and efficacious for its indicated use, define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, to support the filing of an application for Regulatory Approval for such product, consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.78“Product” means, LTX-315, in the form and formulation existing as of the Effective Date or any form and formulation such compound and any salt, ester, hydrate, solvate, prodrug, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorph, chelate, isomer, enantiomer, racemate, stereoisomer, or tautomer of any of the foregoing.

1.79“Product Marks” has the meaning set forth in Section 0.

1.80“Region” means each of the following regions: (a) the United States, Mexico, and Canada, (b) Europe (including Russia), (c) South America, (d) Central America, other than Mexico, (e) Greater China (mainland China, Hong Kong, Macau, and Taiwan), Japan, South Korea, and India, (f) MENA (Middle East, Turkey, and North Africa), (g) Africa, other than MENA, (h) Oceania, and (i) Asia, other than Russia, Greater China, Japan, South Korea, India and Oceania.

1.81“Regulatory Approval” means, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required prior to the first marketing or sale of such product in such jurisdiction.

1.82“Regulatory Authority” means any applicable Governmental Authority having the administrative authority to regulate the manufacturing, development, commercialization, reimbursement or pricing, as applicable, for the Product, including Regulatory Approvals, including the FDA and the EMA.

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1.83“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.84“Regulatory Filings” means all INDs, NDAs, MAAs, Regulatory Approvals, and other filings (including any Drug Master File (if any)) with, and formal submissions to, Regulatory Authorities, in each case, with respect to Product in any country or other jurisdiction.

1.85“Retained Field” means Metastatic Melanoma and Metastatic Merkel Cell Carcinoma and all other Indications that are not Dermatological Indications.

1.86“Right of Reference” means: (a) in the United States, a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a clinical trial under, an IND, or obtaining approval of an NDA, MAA or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.87“Royalty Term” has the meaning set forth in Section 0.

1.88“Sublicensee” means any Affiliate or Third Party that has received a sublicense of the rights granted to Verrica under Section 0, directly or indirectly through one or more tiers, from Verrica or its Affiliate.  As used in this Agreement, “Sublicensee” excludes a Distributor.

1.89“Supply Agreement” means, as applicable, the Clinical API Supply Agreement and the Commercial API Supply Agreement.

1.90“Term” has the meaning set forth in Section 0.

1.91“Territory” means all countries of the world.

1.92“Third Party” means any Entity other than Verrica or Lytix or an Affiliate of Verrica or Lytix.

1.93“Trademark” means any word, name, symbol, color, shape, designation or device or any combination thereof, including any trademark, service mark, trade name, trade dress, brand name, product configuration, domain name, logo, design or business symbol, that functions as an identifier of source, origin or membership, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.94“U.S.” means the United States of America, including all possessions and territories thereof.

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1.95“Valid Claim” means (a) a claim of an issued, unexpired patent within the Licensed Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision and (b) a claim of any patent application within a Licensed Patent which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has not been pending for a period of more than [***] years.

1.96“Verrica Indemnitees” has the meaning set forth in Section 0.

1.97“Verrica Inventions” means any Invention made solely by or on behalf of Verrica, its employees, consultants or contractors, or any of its Affiliates or Sublicensees.

Article 2
LICENSES AND EXCLUSIVITY

2.1License to Verrica.

(a)License to Verrica. Subject to the terms and conditions of this Agreement, Lytix hereby grants Verrica an exclusive (even as to Lytix and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers in accordance with Section 0, under the Licensed Technology to research, Develop, Manufacture, have Manufactured, use, sell, have sold, offer for sale, import, and otherwise Commercialize Products in the Licensed Field in the Territory, provided, however, that the foregoing license shall exclude the right to Manufacture and having Manufactured the API except as set forth in any Supply Agreement.

(b)Sublicenses.

(i)Verrica shall have a right to grant sublicenses under the Licensed Technology, to its Affiliates and to Third Parties.

(ii)Each agreement in which Verrica grants a sublicense under the Licensed Technology shall be consistent with the terms and conditions of this Agreement applicable to the scope of the sublicense granted to a Sublicensee and Verrica shall ensure that its Sublicensees comply with the applicable terms and conditions of this Agreement.

(iii)Notwithstanding any such sublicense, Verrica shall remain solely liable for the performance of its obligations hereunder, regardless of whether such obligation is delegated, subcontracted, or sublicensed to any of its Affiliates, Subcontractors or Sublicensees.

(iv)Verrica shall provide Lytix with (w) a then-current copy of the proposed term sheet with a Sublicensee at least [***] Business Days prior to the expected execution or finalization of such term sheet, (x) a then-current copy of each proposed sublicense agreement with a Sublicensee at least [***] Business Days prior to the expected execution of such sublicense agreement and (y) a true and complete copy of each sublicense agreement with a Sublicensee within [***] days after the execution of such sublicense agreement; provided, that, in each case, Verrica may redact certain terms of any such sublicense agreement if such terms are not

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(i) related to either Party’s rights or obligations under this Agreement, or (ii) necessary for Lytix to verify Verrica’s compliance with this Agreement.

(c)Subcontractors. Verrica may appoint Distributors and engage subcontractors (including contract research organizations) for the purpose of performing Verrica’s obligations, subject to Section 2.1(b)(iii), with respect to the Development, Manufacture, and Commercialization of Product in the Licensed Field in the Territory.

2.2Exclusivity.

(a)Obligations. During the Term, Lytix shall not, and shall ensure that its Affiliates do not, independently or for, or with, any Third Party, research, develop, make, have made, use, sell, have sold, offer for sale, import, or otherwise commercialize any product for use in Dermatological Indications, or license, sell, assign, or otherwise grant rights to any Third Party to do any of the foregoing provided, that the obligations under this Section 0 shall not apply to any product in the Retained Field anywhere, or to any product in the Licensed Field in any Region terminated by Verrica pursuant to Section 0, or by Lytix pursuant to 0.

(b)Acquisition of Competing Program. If a Third Party becomes an Affiliate of Lytix after the Effective Date through merger, acquisition, consolidation or other similar transaction, and, as of the closing date of such transaction, such Third Party is engaged in the research, Development, Manufacture or Commercialization of a product that, if conducted by such Third Party, would cause Lytix to be in breach of its exclusivity obligations set forth in Section 0 (a “Competing Program”), then:

(i)if such transaction results in a Change of Control of Lytix, then such new Affiliate may continue such Competing Program and such continuation will not constitute a breach of Lytix’s exclusivity obligations set forth above; provided that such new Affiliate conducts such Competing Program independently of the activities of this Agreement and does not use or access any of Verrica’s intellectual property rights or Confidential Information in the conduct of such Competing Program; and

(ii)if such transaction does not result in a Change of Control of Lytix, then Lytix and its new Affiliate will have [***] months from the closing date of such transaction to wind down or complete the Divestiture of such Competing Program, and Lytix’s new Affiliate’s conduct of such Competing Program during such [***]-month period will not be deemed a breach of Lytix’s exclusivity obligations set forth above; provided that such new Affiliate conducts such Competing Program during such [***]-month period independently of the activities of this Agreement and does not use or access any of Verrica’s intellectual property rights or Confidential Information in the conduct of such Competing Program.

2.3Option to License Additional Indication.

(a)Right. Lytix hereby grants to Verrica an exclusive option to negotiate an exclusive license, under the applicable Patents and Information Controlled by Lytix, to develop, use, sell, offer for sale import and commercialize the Product for any Dermatological Indication as an Additional Indication (such license, an “Exclusive License”), subject to the remainder of this Section 0.

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(b)Exercise and Negotiation. Verrica may exercise its exclusive negotiation right under Section 0 by submitting to Lytix a written offer for the proposed terms of such Exclusive License, including the material financial terms and a high-level development plan for the development and commercialization of the Product in the Territory in the applicable Dermatological Indication (an “Offer”). If Verrica submits an Offer to Lytix, then Lytix and Verrica shall enter into exclusive good-faith negotiations regarding the commercially reasonable terms for such license for a period of [***] days following Lytix’s receipt of such Offer (“Exclusive Negotiation Period”). If the Parties agree on commercially reasonable terms for such Exclusive License, then the Parties shall promptly amend this Agreement to include such Exclusive License and reflect such agreed terms associated with such Exclusive License.

(c)Notice of Third Party Term Sheet. If a Third party provides Lytix with a written term sheet for obtaining a license to develop and commercialize a Product for Metastatic Melanoma or Metastatic Merkel Cell Carcinoma, then Lytix shall provide Verrica with (x) a copy of the proposed term sheet with a Third Party at least [***] Business Days prior to the expected execution or finalization of such term sheet.

2.4No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.5Transfer of Licensed Know-How. Promptly after the Effective Date, pursuant to a transfer plan agreed to by the Parties through the JSC, Lytix shall provide Verrica with complete and accurate copies of all Licensed Know-How in writing and existence as of the Effective Date. On an ongoing basis thereafter, at least Calendar Quarterly, Lytix shall promptly provide Verrica with complete and accurate copies in writing of all Licensed Know-How generated since the last such transfer under this Section 0, copies of which shall be provided in writing. In addition, Lytix shall, provide reasonable consultation, and assistance for the purpose of transferring to Verrica all such Licensed Know‑How to the extent necessary or reasonably useful for Verrica to Develop, Manufacture, or Commercialize Product in the Licensed Field in the Territory, and Verrica shall be responsible for any and all Third Party costs related to such consultation and assistance.

Article 3
GOVERNANCE

3.1Joint Steering Committee.

(a)Formation and Role. Promptly, and in any event within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to coordinate, oversee, review and discuss the Parties’ activities with respect to the research, Development, and Commercialization of Products. For that purpose and to the extent reasonably necessary, the JSC will:

(i)discuss the status, progress and results of all Development activities conducted by or on behalf of either Party with respect to Product, both in and outside the Licensed Field, in the Territory;

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(ii)facilitate communications and discussions between the Parties with respect to the Development Plan;

(iii)review, discuss, and approve any proposed amendments or revisions to the Development Plan;

(iv)oversee, coordinate, and discuss the status, progress and results of all Manufacturing activities (including process development) conducted by or on behalf of either Party with respect to Product;

(v)oversee technology transfer from Lytix to Verrica;

(vi)review and discuss significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Filings) that are relevant to Product in both the Licensed Field and the Retained Field;

(vii)discuss and oversee Commercialization of Products, including the tracking of sales of Products under Section 0; and

(viii)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JSC shall have only the powers expressly assigned to it in this Section 0 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement.

(b)Members. Verrica shall appoint [***] representatives to the JSC, and Lytix shall appoint [***] representatives to the JSC. Each JSC representative may be an officer, employee, or representative of the applicable Party having sufficient experience and knowledge of matters arising within the scope of the JSC’s responsibilities to make decisions with respect thereto. Each Party may replace its representatives at any time upon written notice to the other Party. The JSC shall have an alternating chairperson selected by the Parties on an annual basis, with the first chairperson convening the initial meeting selected by Lytix. The role of the chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but, except as set forth in Section 0, the chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c)Meetings. The JSC shall meet at least one (1) time per Calendar Quarter, unless the Parties mutually agree in writing to a different frequency for such meetings or no further development is contemplated. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least [***] Business Days’ (or fewer, if the Parties agree) prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC, no later than [***] Business Days prior to the special meeting, with materials reasonably adequate to enable an informed decision. No later than [***] Business Days prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such

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meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference, as the Parties agree. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity, provided that such additional members are bound in writing by obligations of confidentiality at least as restrictive as those contained in this Agreement. Meetings of the JSC are effective only if at least one (1) representative of each Party is present or participating in such meeting. The chairperson of the JSC is responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [***] Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within [***] Business Days of receipt.

(d)Decision-Making. The JSC shall act by unanimous consent of the Parties. The representatives from each Party will each have collectively one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a unanimous decision as to such matter within [***] days after such matter was brought to the JSC for resolution, then such matter shall be referred to Executive Officers for resolution. If the issue is not resolved within [***] days following the referral of such issue to the Executive Officers, then (i) Verrica shall have final decision-making authority with respect to any matters relating solely to, or that solely impact, the Development, Manufacturing, and Commercialization of the Product (but not the API) in the Licensed Field ([***]), and (ii) Lytix shall have final decision-making authority with respect to (A) any matters relating solely to, or that solely impact, the Development, Manufacturing, and Commercialization of the Product outside the Licensed Field, (B) any matters related to the prosecution of the Licensed Patent, or (C) any matters relating to the Manufacture or supply of API ([***]. For clarity, the Parties shall continue to perform all obligations of this Agreement during the foregoing decision-making process.

3.2Scope of Authority. Notwithstanding the establishment and existence of the JSC or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any subcommittee is delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. The JSC has no decision-making authority with regard to any expansion of the Development or Commercialization activities under this Agreement.

3.3Subcommittees. From time to time, the JSC may establish additional subcommittees to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable. Each subcommittee will be composed of an equal number of representatives of each Party, as the JSC determines is appropriate from time to time, and will meet with such frequency as the JSC determines. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the subcommittee will refer the matter to the JSC for resolution.

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Article 4
DEVELOPMENT

4.1Development.

(a)In the Licensed Field. Verrica has the exclusive right to conduct, and is solely responsible for all aspects of, the Development of Product, including conducting Clinical Trials for Product, in the Licensed Field. As between the Parties, Verrica shall bear all of its costs and expenses incurred in connection with such Development activities.

(b)Development Plan. Verrica shall Develop Product in the Licensed Field in the Territory pursuant to the Development Plan. Verrica shall provide Lytix with an initial, high level development plan (the “Initial Development Plan”) within [***] days after the Effective Date. Within [***] days after the Effective Date, Verrica will prepare and submit to the JSC a detailed plan containing the strategy, activities, study designs, timeline and budget for research and Development of the Product in the Licensed Field (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.1, the “Development Plan”). The First Supplemental Development Plan shall include among other things, all non-clinical and clinical studies, and regulatory activities with respect to the Product to be conducted by or on behalf of Verrica or its Affiliates or their respective sublicensees in the Licensed Field.

(c)Amendments to the Development Plan. From time to time during the Term, but at least every [***] months, Verrica shall propose amendments to the Development Plan and submit such proposed amended Development Plan to the JSC for review, discussion, and approval in accordance with Section 0. Each amended Development Plan becomes effective on the date of approval by the JSC. References to the “Development Plan” in this Agreement refer to the Development Plan as then in effect (including all amendments thereto).

(d)In the Retained Field. Lytix has the exclusive right to conduct, and is solely responsible for all aspects of, the Development of Product, including conducting Clinical Trials for Product, in the Retained Field. As between the Parties, Lytix shall bear all of its costs and expenses incurred in connection with such Development activities.

4.2Development Diligence.

(a)Verrica, itself or through its Affiliates, Sublicensees, or Subcontractors, shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop the Product in the Licensed Field in the Territory, including to achieve the development milestone events by certain target dates contained in the Development Plan. Verrica shall, and Verrica shall cause its Affiliates, Sublicensees and its Subcontractors to, conduct all Development under this Agreement in a professional manner and in compliance with all Applicable Laws, including applicable GLP, cGMP and GCP.

(b)Lytix may terminate this Agreement in its entirety if Verrica, itself or through one or more of its Affiliates, Sublicensees, or Third-Party service providers, fails to submit for a pre-IND meeting with the FDA within [***] months after Lytix’s IND with the FDA for the

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Product has been opened. Lytix may terminate this Agreement in its entirety if Verrica, itself or through one or more of its Affiliates, Sublicensees, or Third-Party service providers, is not Actively Developing the Product in the Licensed Field anywhere in the Territory. “Actively Developing” a Product means that Verrica, or any of its Affiliates, Sublicensees, or Third-Party service providers, are engaging in or have engaged within the preceding [***] months in one or more Development-related activities for the Product.

4.3Development Updates. Each Party shall keep the other Party reasonably informed, through the JSC, of the status, progress, and results of all Development activities for Product, both in and outside the Licensed Field, in the Territory. Each Party shall promptly respond to reasonable requests of the other Party for additional Information with respect to such other Party’s Development activities for Product, both in and outside the Licensed Field, in the Territory.

4.4Records and Reports. Each Party shall prepare and maintain, or shall cause to be prepared and maintained, in conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, complete and accurate written records, accounts, notes, reports and data with respect to all Development activities with respect to Product. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all Development activities for Product, both in and outside the Licensed Field, in the Territory. Each Party shall document all non-clinical studies and clinical trials in formal written study records, and shall document all manufacturing activities for Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP. The Parties shall discuss the status, progress and results of all Development activities with respect to Product, both in and outside the Licensed Field, in the Territory at such JSC meetings.

4.5Development Data.

(a)Each Party shall solely own all data, records and reports generated by or on behalf of such Party, its Affiliates or Sublicensees (with respect to Verrica), in the non-clinical and clinical Development of the Product (the “Product Data”); provided, that neither Party is deemed to conduct Development of the Product on behalf of the other Party.  Notwithstanding any provision of this Agreement to the contrary, Product Data that a Party is required to deliver to the other Party under this Agreement shall be limited to Product Data that is (a) Controlled by such Party and (b) that is necessary or reasonably useful to support the Development, Regulatory Approval or Commercialization of the Products.

(b)Each Party, shall, on a Calendar Quarterly basis and at no charge to the other Party, as permitted under Applicable Law (including GCP), provide the other Party with a summary of all Product Data not previously transferred under this Section 0. Lytix may disclose and provide copies of such Product Data Controlled by Verrica to Lytix’s Affiliates and Third Party licensees that have agreed in writing to share development data with Lytix and Verrica on terms substantially similar to the terms of this Section 4.5.  Verrica may disclose and provide copies of such Product Data Controlled by Lytix to Verrica’s Affiliates and Sublicensees that have agreed in writing to share development data with Lytix and Verrica on terms substantially similar to the terms of this Section 4.5.

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4.6Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, Sublicensees and Third-Party contractors perform, the Development activities with respect to Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

Article 5
REGULATORY

5.1Overview.

(a)In the Licensed Field. Verrica has the exclusive right to conduct, and subject to the remainder of this 0, is solely responsible for all aspects of, activities related to (a) setting the regulatory strategy for seeking Regulatory Approvals (including any pricing approvals) for Products in the Licensed Field in the Territory, and (b) seeking and obtaining Regulatory Approvals in the Licensed Field in the Territory. As between the Parties, Verrica shall bear all of its costs and expenses incurred in connection with such regulatory activities.

(b)In the Retained Field. Lytix has the exclusive right to conduct, and subject to the remainder of this 0, is solely responsible for all aspects of, activities related to (a) setting the regulatory strategy for seeking Regulatory Approvals (including any pricing approvals) for Products in the Retained Field in the Territory, and (b) seeking and obtaining Regulatory Approvals in the Retained Field in the Territory. As between the Parties, Lytix shall bear all of its costs and expenses incurred in connection with such regulatory activities.

5.2Regulatory Responsibilities and Rights of Reference.

(a)In the Licensed Field. Verrica shall prepare, submit, and own all Regulatory Filings for Product in the Licensed Field in the Territory, at Verrica’s sole cost and expense. Lytix hereby grants to Verrica a Right of Reference to all Regulatory Filings pertaining to Product submitted by or on behalf of Lytix, including any such Regulatory Filings that are in the possession of any Third Party, subject to the prior written consent of such Third Party. Verrica may use such Right of Reference to Lytix’s Regulatory Filings solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Product in Licensed Field in the Territory, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product in the Licensed Field in the Territory. Lytix shall support Verrica, as reasonably requested by Verrica and at Verrica’s expense, in seeking, obtaining, and maintaining Regulatory Approvals in the Licensed Field in the Territory, including providing necessary documents or other materials required by Applicable Law to seek, obtain, or maintain Regulatory Approval in the Licensed Field, all in accordance with the terms and conditions of this Agreement. Verrica shall lead all interactions with Regulatory Authorities with respect to Products in the Licensed Field in the Territory. Verrica shall keep Lytix reasonably informed of any material regulatory developments related to Products in the Licensed Field in the Territory. At each regularly scheduled JSC meeting, Verrica shall provide Lytix with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Territory planned for the next Calendar Quarter that relates to any Product in the Licensed Field. In addition, Verrica shall notify Lytix as soon as reasonably possible (but in

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no event later than [***] Business Days if possible) after Verrica becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Lytix shall provide all assistance and documentation reasonably requested by Verrica to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference, at Verrica’s reasonable request. To the extent permitted by Applicable Laws and by the Regulatory Authorities (as reasonably determined by Verrica), Lytix shall have the right to attend and observe such meetings and teleconferences, and, upon the mutual agreement of the Parties, participate in such meetings and teleconferences, in each case at Lytix’s cost (unless such attendance and participation was requested by Verrica).

(b)In the Retained Field. As between the Parties, Lytix shall prepare, submit, and own all Regulatory Filings for Product in the Retained Field in the Territory, at Lytix’s sole cost and expense. Verrica hereby grants to Lytix a Right of Reference to all Regulatory Filings pertaining to Product submitted by or on behalf of Verrica. Lytix may use such Right of Reference to Verrica’s Regulatory Filings solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Product in Retained Field in the Territory, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product in the Retained Field in the Territory. Verrica shall support Lytix, as reasonably requested by Lytix and at Lytix’s expense, in seeking, obtaining, and maintaining Regulatory Approvals in the Retained Field in the Territory, including providing necessary documents or other materials required by Applicable Law to seek, obtain, or maintain Regulatory Approval in the Retained Field, all in accordance with the terms and conditions of this Agreement. Lytix shall lead all interactions with Regulatory Authorities with respect to Products in the Retained Field in the Territory. Lytix shall keep Verrica reasonably informed of any material regulatory developments related to Products in the Retained Field in the Territory. At each regularly scheduled JSC meeting, Lytix shall provide Verrica with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Territory planned for the next Calendar Quarter that relates to any Product in the Retained Field. In addition, Lytix shall notify Verrica as soon as reasonably possible (but in no event later than [***] Business Days if possible) after Lytix becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Verrica shall provide all assistance and documentation reasonably requested by Lytix to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference, at Lytix’s reasonable request.

5.3Regulatory Authority Inspection.

(a)Inspections of Verrica. Verrica shall immediately notify Lytix as soon as Verrica becomes aware of any Regulatory Authority inspections relating to any Product in the Licensed Field in the Territory. Lytix may be present at any such inspections and Verrica shall provide Lytix the opportunity to review and comment on any responses that may be required. If Verrica does not receive prior notice of any such inspection, Verrica shall notify Lytix as soon as practicable after such inspection and shall provide Lytix with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection.

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(b)Inspections of Lytix. Lytix shall immediately notify Verrica as soon as Lytix becomes aware of any Regulatory Authority inspections relating to any Product in the Retained Field in the Territory. If Lytix does not receive prior notice of any such inspection, Lytix shall notify Verrica as soon as practicable after such inspection and shall provide Verrica with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection.

5.4Regulatory Cooperation.

(a)Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Article 5, that are necessary or desirable to enable: (a) Verrica to seek, obtain, and maintain Regulatory Approvals for Product in the Licensed Field in the Territory; and (b) Lytix to seek, obtain, and maintain Regulatory Approvals for Product in the Retained Field in the Territory. Each Party shall cooperate with any inspection by any Regulatory Authority relating to Product, including any inspection prior to approval of an application for Regulatory Approval for Product.

(b)The Parties shall share on a timely basis through the JSC (or an applicable subcommittee) significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Filings) that are relevant to Product. The Parties shall share and review such correspondence to or from a Regulatory Authority to assure that the Parties provide consistent responses to the Regulatory Authorities with respect to inquiries relevant to Product. Additionally, to the extent that Lytix prepares a Drug Master File for the Product, then Lytix shall provide Verrica with a draft of such Drug Master File at least [***] days prior to completion thereof (as well as a final copy of such Drug Master File upon completion), as well as any modifications or amendments thereto. Verrica shall have the right to review and comment on any draft of the Drug Master File (as well as any modifications or amendments thereto) and shall provide Lytix with such comments within [***] days of receipt thereof. Lytix shall consider any such comments in good faith.

5.5Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Product in the Licensed Field or in the Retained Field in the Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.

5.6Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Verrica has sole discretion with respect to any matters relating to any Remedial Action with respect to Product that Verrica, its Affiliates, or its Sublicensees distributed, including the

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decision to commence such Remedial Action and the control over such Remedial Action. Lytix has sole discretion with respect to any matters relating to any Remedial Action with respect to Product that Lytix, its Affiliates, or their licensees (excluding Verrica, its Affiliates, or its Sublicensees) distributed, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party shall bear all costs and expenses of any Remedial Action conducted by it pursuant to this Section 0. Each Party shall, and shall ensure that its Affiliates and Sublicensees or licensees, as applicable, will, maintain adequate records to permit the Parties to trace the distribution, sale and use of Products in the Territory. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party. Notwithstanding the foregoing, any Remedial Action that relates to the Manufacture and supply of Products by Lytix to Verrica is governed by the terms and conditions of the applicable Supply Agreement.

5.7Adverse Event Reporting; SDEA; Global Pharmacovigilance Database.

(a)As between the Parties and in accordance with Section 0: (a) Verrica is responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Product in the Licensed Field, and (b) Lytix is responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Product in the Retained Field. The Party that owns the Regulatory Approval for the applicable Product has the right to make the final decision with respect to any Adverse Event filing with a Regulatory Authority with respect to such Product in the event of a dispute and where a decision must be made in order to comply with applicable time filing requirements.

(b)Subject to the terms of this Agreement, and reasonably prior to the Initiation of any Clinical Trial by or on behalf of Verrica, Lytix and Verrica (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall define and finalize the responsibilities of the Parties to protect patients and promote their well-being in connection with the use of Product pursuant to a written agreement between the Parties (the “Safety Data Exchange Agreement”). The Safety Data Exchange Agreement will (a) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of Adverse Event reports, reports of exposure during pregnancy, and any other information concerning the safety of Product, (b) be in accordance with, and enable the Parties, their Affiliates, and Sublicensees to fulfill, local and international regulatory reporting obligations to Governmental Authorities, and (c) be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Further, the Safety Data Exchange Agreement will provide for the following: Lytix shall control the global pharmacovigilance database with respect to Product worldwide.

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Article 6
COMMERCIALIZATION

6.1Commercialization Responsibilities.

(a)Licensed Field. Verrica has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Products in the Licensed Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions, in each case of (a)–(f) with respect to the Licensed Field; provided, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Verrica shall bear all of its costs and expenses incurred in connection with such Commercialization activities.

(b)Retained Field. Lytix has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Products in the Retained Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions, in each case of (a)–(f) with respect to the Retained Field; provided, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Lytix shall bear all of its costs and expenses incurred in connection with such Commercialization activities.

6.2Commercial Diligence.

(a)Verrica shall (a) use Commercially Reasonable Efforts to Commercialize Product for which it has obtained Regulatory Approval to achieve the First Commercial Sale of Product by certain target dates and (b) achieve certain sales targets, in each case as is contained in the Commercialization Plan.

(b)Lytix may terminate this Agreement in its entirety if Verrica, itself or through one or more of its Affiliates, Sublicensees, or Third-Party service providers is not using Commercially Reasonable Efforts to Commercialize Product or fails to demonstrate to Lytix that it has used Commercially Reasonable Efforts to Commercialize Product for which it has obtained Regulatory Approval to achieve the First Commercial Sale of Product by certain dates or achieve certain sales targets, in each case as is contained in the Commercialization Plan.

6.3Commercialization Plans. Verrica shall establish plans for Commercialization of Product in the Licensed Field in each of the [***] in accordance with its normal business practices and consistent with the form and detail that Verrica normally provides for its internal products at a similar stage and shall provide the final version of such commercialization plan (the

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“Commercialization Plan”) to Lytix for its review and comment. After establishment of the initial commercialization plan for Product in the Licensed Field, Verrica shall update such commercialization plan at least annually and provide such updated commercialization plan to Lytix for its review and comment. Verrica shall establish such other plans for Commercialization of Product in other countries of the Territory in accordance with its normal business practices and shall include a summary of such plans in each update to Lytix under this Section 0.

6.4Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, (sub)licensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Verrica and its Sublicensees (and their respective Affiliates) shall not knowingly promote or sell (or encourage or facilitate the sale of) any Product for use in the Retained Field. Verrica and its Sublicensees (and their respective Affiliates) shall not provide funding to or otherwise support continuing education programs for sales representatives or medical professionals in which information is provided about the use of any Product for use in the Retained Field. Lytix and its licensees (and their respective Affiliates) shall not knowingly promote or sell (or encourage or facilitate the sale of) any Product for use in the Licensed Field. Lytix shall not provide funding to or otherwise support continuing education programs for its sales representatives or medical professionals in which information is provided about the use of any Product in the Licensed Field. Each Party represents that it has established or will establish, and shall follow, its own internal policies, procedures and standards for promotion, Clinical Trials, Medical Education Activities and other sales and marketing activities for Products in the Licensed Field (with respect to Verrica) and the Retained Field (with respect to Lytix), to ensure compliance with Applicable Laws.

6.5Tracking of Sales of Product.

(a)Tracking. The Parties recognize the possibility that customers or other Third Parties may purchase Product that has received Regulatory Approval for and is sold for use in the Licensed Field and in the Retained Field. In the case where Product is sold in the Licensed Field and in the Retained Field in the same country in the Territory, upon the request of either Party, the Parties, through the JSC, shall establish a process and methodology for the tracking of sales of such Product to determine the extent of sales in each of the Licensed Field and Retained Field. For this purpose, the Parties through the JSC shall agree on (i) the acquisition of one or more prescription data services or other relevant market research generally recognized in the pharmaceutical industry as having a high degree of accuracy and reliability in the tracking of sales of Product attributable to the Licensed Field and the Retained Field (e.g., the IQVIA prescription claims database) (the “Data Services”), (ii) the methodology for applying any such resulting data and information to the Net Sales of Product (including use of random sampling, use of data regarding distribution channels as proxy for indication-specific sales and development of mathematical models for approximating indication-specific sales) (the “Sales Tracking Methodology”), and (iii) a mechanism for addressing prescriptions that are tracked back to sole source purchasing agreements. All costs associated with the acquisition and application of such Data Services and Sales Tracking Methodology shall be shared equally by the Parties and specific details negotiated by the Parties at such a time when necessary.

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(b)If the JSC determines that (i) a Product sold by or on behalf of Lytix is actually used for the treatment of indications in the Licensed Field in a country in the Territory at a level exceeding, on a product-unit sales basis during a Calendar Year, [***] of the product unit sales for such Product in the Licensed Field in such Calendar Year period for such country, or (ii) a Product sold by or on behalf of Verrica is actually used for the treatment of indications in the Retained Field in a country in the Territory at a level exceeding, on a product-unit sales basis during a Calendar Year, [***] of the product unit sales for such Product in the Retained Field in such Calendar Year period for such country, then the Parties shall negotiate in good faith a manner in which a Party will financially compensate the other Party for such off-label sales.

(c)Disputes. If the JSC cannot agree: (i) on the Data Services and the Sales Tracking Methodology; (ii) on the extent to which sales of Product sold by or on behalf of Verrica for off-label use in the Retained Field exceeds the applicable [***] threshold set forth above; (iii) on the extent to which sales of Product sold by or on behalf of Lytix for off-label use in the Licensed Field exceeds the applicable [***] threshold set forth above; or (iv) the manner in which the Parties are to financially resolve such off-label use; then, in each case, at the election of either Party, such dispute shall be finally resolved through binding baseball arbitration in accordance with Section 0.

Article 7
MANUFACTURING

7.1General. Subject to the terms and conditions of this Agreement and the applicable Supply Agreement, Verrica has the sole right to conduct, and is solely responsible for all aspects of, the Manufacture of Drug Product (other than the API) in the Licensed Field in the Territory. Subject to the terms and conditions of this Agreement and the applicable Supply Agreement, Verrica has the right to request Lytix to Manufacture and supply Verrica with API for use in the Licensed Field in the Territory.  On and after First Commercial Sale of the Product in the Licensed Field, Lytix shall maintain safety stock of API in an amount sufficient to meet [***] months of Verrica’s requirements for API as forecasted by Verrica in accordance with the Commercial API Supply Agreement. Verrica shall be responsible for [***], and Lytix shall be responsible for [***], of the Third Party out-of-pocket cost of such safety stock of API.  Verrica shall reimburse Lytix for its share of such costs upon receipt of reasonably adequate documentation indicating such Third Party costs and evidence of payment by Lytix to such Third Party.  Verrica’s reimbursement of such costs shall be credited against amounts subsequently payable under the applicable Supply Agreement for the supply of such API.  If such safety stock of API at any time falls below the amount sufficient to meet Verrica’s [***] API requirements, then Lytix shall (a) within [***] months thereafter, establish a second source of supply for API for use in the Licensed Field with a Third Party contract manufacturer selected by Lytix and (b) within [***] months thereafter, begin to obtain supply of API for use in the Licensed Field from such Third Party contract manufacturer. Lytix shall provide any technology transfer necessary or reasonable in order for such supplier to be operational to provide API acceptable for commercial use in the Territory; provided, that any such technology transfer (including, for the avoidance of doubt, CMC and registration activities) to such supplier shall be exclusively at Lytix’s cost.

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7.2Lytix Supply Obligation. Lytix shall, subject to the limitations set forth in 7.2(b), Manufacture and supply, or cause to be supplied, to Verrica, and Verrica shall exclusively purchase from Lytix, any or all of Verrica’s, its Affiliates’ and its and their Sublicensees’ requirements of API for (a) clinical trials and other non-clinical Development and registration activities in the Licensed Field in the Territory; and (b) commercial distribution in the Licensed Field in the Territory, in each case as described in additional detail in Section 0. Lytix shall supply Verrica with API in: (i) the form that have been developed as of the Effective Date; or (ii) any form that, at the time of supply, is being Developed or Commercialized by or on behalf of Lytix in the Retained Field, or (iii) any form requested by Verrica and reasonably agreed by Lytix, in each case, as is set forth in the Clinical API Supply Agreement or Commercial API Supply Agreement, as applicable. Verrica is responsible, at Verrica’s sole cost and expense, for any cartoning, packaging, for development of any requested formulations of the Product, and labeling of Product in accordance with the Applicable Laws in the Territory. Verrica is responsible, at Verrica’s sole cost and expense, for the distribution of Products in the Licensed Field in the Territory. On a quarterly basis, Lytix shall provide Verrica with copies of relevant CMC information generated by or on behalf of Lytix with respect to API, including data and information related to the development of the Manufacturing process necessary for Verrica’s regulatory processes. Verrica shall have the right to review, comment on, and approve any proposed Manufacturing process development activities for API for supply to Verrica.

7.3Supply Agreements.

(a)Clinical Supply. Lytix shall Manufacture and supply, to the extent requested by Verrica, or have Manufactured and have supplied, (i) API to Verrica for use in clinical trials and other Development and registration activities and (ii) Product being Developed or Commercialized by or on behalf of Lytix for use in Verrica’s initial clinical studies, with respect to Product in the Licensed Field in the Territory, in accordance with a written clinical supply agreement to be negotiated in good faith and entered into by the Parties as soon as practicable following the Effective Date and in accordance with the principles and terms set forth in Exhibit 0 (the “Clinical API Supply Agreement”). The Clinical API Supply Agreement will contain other normal and customary terms and conditions for such supply arrangement. Verrica shall pay Lytix for API supplied by or on behalf of Lytix to Verrica under the Clinical API Supply Agreement at a price equal to Lytix’s Cost of Goods plus a [***] premium.

(b)Commercial Supply. Lytix shall Manufacture and supply, to the extent requested by Verrica, or have Manufactured and have supplied, API to Verrica for commercial distribution in the Territory, in accordance with a written commercial supply agreement to be negotiated in good faith and entered into by the Parties within [***] months after the execution of the Clinical API Supply Agreement and in accordance with the principles and terms set forth in Exhibit 0 (the “Commercial API Supply Agreement”). The Commercial API Supply Agreement will contain other normal and customary terms and conditions for such supply arrangement. Verrica shall pay Lytix for API supplied by or on behalf of Lytix to Verrica under the Commercial API Supply Agreement at a price equal to Lytix’s Cost of Goods plus a [***] premium.

7.4Manufacturing Process Exchange. On an ongoing basis during the Term, upon the request of either Party (the “Transferee”), the other Party (the “Manufacturing Party”) shall

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transfer to the Transferee or a Third Party manufacturer designated by the Transferee all Know-How as of the date of such request that is necessary for Transferee or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of the Manufacturing Party as of such date to Manufacture the Drug Product (but not the API). Promptly after receiving an invoice therefor, the Transferee shall reimburse the Manufacturing Party’s reasonable external expenses incurred in carrying out such transfer. In addition, the Manufacturing Party shall make available to the Transferee, on a reasonable consultation basis, advice of its technical personnel as may reasonably be requested by the Transferee in connection with such transfer of Know-How or otherwise in connection with the Manufacture of the Drug Product (but not the API). The Transferee shall reimburse the Manufacturing Party for the reasonable charges for the time and expenses of such personnel when consulting for the Transferee.

Article 8
COMPENSATION

8.1Upfront Payments. Within [***] Business Days after the Effective Date, Verrica shall pay to Lytix a one-time upfront payment of Two Hundred Fifty Thousand Dollars ($250,000).

8.2IND Clearance. Within [***] days after Lytix receives a “study may proceed” letter from the FDA for the Product in the Retained Field, Verrica shall pay to Lytix a one-time payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

8.3Development Milestone Payments. Verrica shall notify Lytix within [***] days after the first achievement by Verrica, its Affiliates, or Sublicensees of the following development milestone events. Verrica shall make the corresponding milestone payment concurrently with such notice.

Development Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each milestone payment is payable one time only, regardless of the number of times the corresponding milestone event is achieved by a Product and regardless of the number of Products to achieve such milestone event. Under no circumstances shall Verrica be obligated to pay Lytix more than [***] in the aggregate pursuant to this Section 0.

8.4Sales Milestones. Verrica shall notify Lytix within [***] days after the end of the Calendar Year in which the cumulative annual Net Sales of all Product by Verrica and its Affiliates and Sublicensees (including amounts deemed Net Sales pursuant to Section 0) first reaches each

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of the amounts specified below. Verrica shall make the corresponding milestone payment concurrently with such notice.

Milestone Event	Milestone Payment
Cumulative Net Sales of Product exceed [***]	[***]
Cumulative Net Sales of Product exceed [***]	[***]
Cumulative Net Sales of Product exceed [***]	[***]
Cumulative Net Sales of Product exceed [***]	[***]
Cumulative Net Sales of Product exceed [***]	[***]

Each such sales milestone payment is payable one time only. Under no circumstances shall Verrica be obligated to pay Lytix more than [***] in the aggregate pursuant to this Section 0.

8.5Royalties.

(a)Royalty Rates. Subject to Sections 0, 8.5(c) and 0, Verrica shall pay to Lytix royalties on aggregate annual Net Sales (including amounts deemed Net Sales pursuant to Section 0) of all Products in the Licensed Field in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate below by the corresponding amount of incremental Net Sales of all Products in the Licensed Field in the Territory in each Calendar Year.

Annual Net Sales of Products in the Territory	Royalty Rate
For that portion of annual aggregate Net Sales of Products less than [***]	[***]
For that portion of annual aggregate Net Sales of Products greater than or equal to [***]	[***]
For that portion of annual aggregate Net Sales of Products greater than [***]	[***]
For that portion of annual aggregate Net Sales of Products greater than [***]	[***]

(b)Royalty Term. Verrica shall pay royalties under this Section 0, on a country-by-country and Product-by-Product basis, on Net Sales during the period of time beginning on the First Commercial Sale of such Product in such country and continuing until the later of: (i) the expiration or abandonment of the last-to-expire Licensed Patent Covering such Product anywhere in the Territory and (ii) the expiration of Regulatory Exclusivity for the Product in such country (the “Royalty Term”).

(c)No Valid Claim. During the Royalty Term, on a country-by-country basis, if Product is not Covered by a Valid Claim of a Licensed Patent in such country, then the royalty

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rate set forth in Section 0 will be reduced by [***], effective as of the date such Product is no longer Covered by a Valid Claim of a Licensed Patent in such country.

(d)[INTENTIONALLY OMITTED].

(e)Royalty Reports and Payments. Within [***] days after the end of each Calendar Quarter during the Royalty Term, Verrica shall deliver to Lytix a written royalty report specifying, on a country-by-country and Product-by-Product basis, the amount of gross sales and Net Sales of Products during the applicable Calendar Quarter, a calculation of the amount of royalty payment due on such sales for such Calendar Quarter, any applicable royalty offsets under Section 0, and a revised calculation of the payment due after the application of such offsets. Concurrently with the delivery of such royalty report, Verrica shall pay all royalties due to Lytix with respect to Net Sales by Verrica, its Affiliates or their respective Sublicensees for each such Calendar Quarter. For clarity, Verrica shall have no obligation to make royalty reports or payments to Lytix for Net Sales of Product achieved by any Sublicensee, other than as set forth in Section 8.7.

8.6Third Party Payments. If Verrica obtains a license or other rights to any Third Party intellectual property right that is necessary or reasonably useful to exploit any Product, then, during the Royalty Term, Verrica may deduct from any royalty payments to Lytix under Section 0 [***] of any payments otherwise due by Verrica or its Affiliates or Sublicensees to Third Parties for any such license or grant of rights.

8.7Sublicense Income. If Verrica grants a sublicense to one or more Sublicensees under the Licensed Technology, any upfront fees or milestone payments (but excluding royalties) received by Verrica or its Affiliates from or on behalf of each such Sublicensee for activities anywhere in the Territory shall be treated as Net Sales for the purposes of Section 0 and Section 0; provided, that, with respect to any milestone payments received from a Sublicensee that are due based on the achievement of a development milestone event described in Section 8.3, only amounts received by Verrica in excess of the amount due to Lytix under Section 8.3 for such development milestone event shall be treated as Net Sales for the purposes of Section 0 and Section 0. If Verrica grants a sublicense to one or more Sublicensees under the Licensed Technology, any royalties received by Verrica or its Affiliates from or on behalf of each such Sublicensee applicable to Net Sales anywhere in the Territory shall be shared by the Parties as follows:

Sublicense Granted	Royalty Sharing
[***]	50% (Verrica)/50% (Lytix)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

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provided, that, Lytix’s share of such royalties shall not be less than [***] of the amount of such Net Sales achieved by such Sublicensee nor shall it exceed [***] of the amount of such Net Sales achieved by such Sublicensee. For clarity, Verrica shall have no other payment obligations to Lytix in connection with any other payments received from or on behalf of a Sublicensee.

8.8Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be the rate used by Verrica in its financial reporting in accordance with Accounting Standards, as applicable.

8.9Manner and Place of Payment. All payments owed by Verrica under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Lytix.

8.10Records; Audits. Verrica and its Affiliates and Sublicensees will maintain complete and accurate records in reasonably sufficient detail to permit Lytix to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] years from the end of the Calendar Year to which they pertain for examination, not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the other Party pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with the audited Party and shall not disclose the audited Party’s Confidential Information, except to the extent, such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by one Party to the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within [***] days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than [***] of the amount due, in which case the audited Party shall bear the full cost of such audit.

8.11Taxes.

(a)Taxes on Income. Except as otherwise provided in this Section 8.11, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement, including taxes asserted or collected through withholding. In the event of a determination by a tax authority that an amount should have been withheld from a payment to Lytix (but no such amount was withheld), Lytix shall indemnify Verrica for the withholding tax. Notwithstanding anything to the contrary in this Agreement, Lytix shall timely pay and be responsible for (and shall indemnify Verrica for) any transfer, documentary, sales, use, stamp, registration, value added, goods and services tax or other similar tax that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. Verrica shall be entitled to offset any

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taxes for which Verrica is indemnified pursuant to this Section 8.11 from amounts otherwise owed to Lytix under this Agreement.

(b)Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Verrica to Lytix under this Agreement. To the extent Verrica is required to deduct and withhold taxes on any payment to Lytix, Verrica shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Lytix an official tax certificate or other evidence of such withholding sufficient to enable Lytix to claim such payment of taxes. Any such amounts deducted or withheld by Verrica shall be treated as having been paid to Lytix for purposes of this Agreement. On or prior to the Effective Date, Lytix shall deliver to Verrica a properly completed Internal Revenue Service Form W-8BEN-E. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Article 9
INTELLECTUAL PROPERTY MATTERS

9.1Ownership of Inventions.

(a)Inventions. Each Party owns all rights, title, and interests in and to any and all Know-How or Inventions made solely by or on behalf of such Party or its Affiliates in connection with the performance of such Party’s activities under this Agreement and any Patents claiming any such Know-How or Inventions. The Parties jointly own any and all Joint Inventions and Joint Patents. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

(b)Disclosure. (i) Each Party shall promptly disclose to the other Party all Inventions, and (ii) each Party shall promptly disclose to the other Party all Joint Inventions, in each case ((i) of (ii)), prior to the filing of any patent application with respect to such Inventions, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(c)Licenses. Verrica shall and hereby does grant to Lytix a royalty-free, fully paid-up, exclusive (even as to Verrica and its Affiliates), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under Verrica Inventions to research, Develop, make, have made, use, sell, have sold, offer for sale, import, and otherwise Commercialize Product in the Retained Field in the Territory, subject to the terms and conditions of this Agreement.

9.2Patent Prosecution and Maintenance. For purposes of this Section 0, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) means, with respect to a Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all

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any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarity, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) exclude any enforcement action with respect to a Patent.

(a)Prosecution of Licensed Patents. Lytix has the first right, but not the obligation, to prosecute and maintain the Licensed Patents (other than Joint Patents, which are addressed in Section 0) in the Territory using counsel of its own choice, at Lytix’s sole expense. Lytix shall keep Verrica reasonably informed of progress with respect to the prosecution and maintenance of such Licensed Patents in the Territory. In addition, Lytix shall provide Verrica with drafts of all proposed substantive filings and correspondence to any patent authority with respect to any Licensed Patent for Verrica’s review and comment prior to the submission of such proposed filings and correspondence. Lytix shall consider in good faith Verrica’s comments related to such Licensed Patent prior to submitting such filings and correspondence. If Lytix decides to abandon any Licensed Patent in its entirety, Verrica may assume Lytix’s rights and responsibilities under this Section 0 with respect to such Licensed Patent. Verrica will thereafter be responsible for the prosecution and maintenance of such Licensed Patent.

(b)Joint Patents. The Parties shall establish the patent strategy for the prosecution and maintenance of any Joint Patents, and shall determine, on an Invention-by-Invention basis, which Party shall be responsible for the prosecution and maintenance of such Patents (such Party, the “Prosecuting Party”). In determining the Prosecuting Party, the Parties shall take into account each Party’s intellectual property or Patent position with respect to the relevant Invention. The Prosecuting Party shall keep the other Party reasonably informed of progress with regard to its prosecution and maintenance of any Patents described in this Section 0, including by providing such other Party with drafts of all proposed substantive filings and correspondence to any relevant patent authority for such other Party’s review and comment prior to the submission of such proposed filings and correspondence. The Prosecuting Party shall consider in good faith the other Party’s comments related to such Patents prior to submitting such filings and correspondence, provided that the other Party provides such comments to the Prosecuting Party within [***] days (or a shorter period reasonably designated by the Prosecuting Party if [***] days is not practicable given the filing deadline) of receiving the draft filings and correspondence from the Prosecuting Party. If the Prosecuting Party seeks to abandon or cease the prosecution or maintenance of any Patent described in this Section 0 (without initiation of the prosecution and maintenance of a substitution therefor), then the Prosecuting Party shall provide reasonable prior written notice to the other Party of such intention to abandon or cease such prosecution or maintenance (which notice shall be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Joint Patent with the patent office). In such case, at the other Party’s sole discretion, upon written notice to the Prosecuting Party, such other Party may elect to continue the prosecution and maintenance of any such Patent described in this Section 0, and will thereafter be the Prosecuting Party with respect to such Joint Patent. The Parties shall mutually agree on the percentage of expenses that each Party shall bear

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with respect to the prosecution of Joint Patents (which in the absence of any other agreement between the Parties shall be borne by the Prosecuting Party).

(c)Cooperation of the Parties. Each Party shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents pursuant to this Section 0. Such cooperation includes (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions as set forth in Section 0, and Patents claiming or disclosing such Inventions, and as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 0, and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the prosecution and maintenance of any such patent applications.

9.3Enforcement.

(a)Notice; Procedures. Each Party shall notify the other Party within [***] Business Days of becoming aware of any alleged or threatened infringement by a Third Party of (i) Joint Patents anywhere in the world or (ii) Licensed Patents (other than Joint Patents) if infringement of such Licensed Patents adversely affects or is expected to adversely affect any Product the Territory, and in each case of (i) and (ii), any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of such Patents (collectively “Infringement”). For clarity, any Infringement excludes those adversarial proceedings that are addressed in Section 0.

(b)Enforcement Rights.

(i)Licensed Patents. As between the Parties, Verrica has the first right, but not the obligation, to bring and control any legal action to enforce any Licensed Patents against any Infringement in the Licensed Field in the Territory, at its own expense as it reasonably determines appropriate, and Verrica shall consider in good faith the interests of Lytix in such enforcement of any such Patents. If Verrica or its designee fails to file an action to abate such Infringement within [***] days after a written request from Lytix to do so, or if Verrica discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Verrica or its designee, Lytix may enforce any Licensed Patent against the relevant Infringement in the Territory, at its own expense as it reasonably determines appropriate, provided that Verrica does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party).

(ii)Joint Patents. If either Party becomes aware of any alleged or threatened Infringement by a Third Party of any Joint Patent, then such Party shall so notify the other Party, and the Parties shall promptly confer and determine (1) whether to bring such an enforcement action against such Third Party, (2) the strategy to be employed in connection with any such action, or (3) the manner in which to settle such action. Unless otherwise agreed, Verrica has the first right, but not the obligation, to bring and control any legal action to enforce any Joint Patents against any Infringement in the Licensed Field, at its own expense as it reasonably determines appropriate, and Verrica shall consider in good faith the interests of Lytix in such

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enforcement of any such Patents. Unless otherwise agreed, if Verrica or its designee fails to file an action to abate such Infringement within [***] days after a written request from Lytix to do so, or if Verrica discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Verrica or its designee, Lytix may enforce any Joint Patent against the relevant Infringement, at its own expense as it reasonably determines appropriate, provided that Verrica does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party). The Party not bringing an action under this Section 0 will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action. Notwithstanding the foregoing, each Party shall discuss any such action it intends to bring under this Section 0 with the other Party, and shall not take any substantive position in any such enforcement proceeding or take any action in such enforcement proceeding that such Party reasonably believes in good faith would have the potential to adversely affect or limit the scope, validity, or enforceability of any claim in any Patent Controlled by such Party or its Affiliate that relates to Product.

(c)Cooperation. If a Party brings an infringement action in accordance with this Section 0 (such Party, the “Enforcing Party”), the other Party shall cooperate fully, including, if required to bring such action, furnishing a power of attorney or being named as a party to such infringement action. The Enforcing Party shall not enter into any settlement or compromise of any action under this Section 0: (i) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, not be unreasonably withheld, conditioned, or delayed; or (ii) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(d)Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 0, whether by way of settlement or otherwise, will be first used to reimburse the Enforcing Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, will be retained by the Enforcing Party, provided, that any such amounts retained by Verrica will be treated as Net Sales and subject to payments to Lytix in accordance with Section 0.

9.4Infringement of Third-Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that Manufacture, use or sale of Product infringes or may infringe the intellectual property rights of such Third Party. Except as otherwise provided in 0, (a) Verrica has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Verrica’s activities at its own expense and by counsel of its own choice, and Lytix may, at its own expense, be represented in any such action by counsel of its own choice if such intellectual property rights pertain to the Territory and (b) Lytix has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights

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by Lytix’s activities at its own expense and by counsel of its own choice, and Verrica may, at its own expense, be represented in any such action by counsel of its own choice. Except as otherwise provided in 0, neither Party may settle any patent infringement litigation under this Section 0 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).

9.5Patent Term Extensions. Lytix will cooperate with Verrica, at Verrica’s request, in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to any Licensed Patents and Products. If elections with respect to obtaining such patent term extensions are to be made, Verrica shall have the right to make such elections with respect to the Product with Lytix’s prior written consent.

9.6Trademarks.

(a)Product Marks. Verrica may brand Product in the Licensed Field in the Territory using trademarks, logos, and trade names it determines appropriate (the “Product Marks”). Verrica owns all rights in the Product Marks and shall register and maintain the Product Marks that it determines reasonably necessary, at Verrica’s cost and expense.

(b)Licensed Marks. As between the Parties, Lytix owns and retains all right, title, and interest in and to all trademarks associated with any trademarks Controlled by Lytix that are associated solely with Products (each, a “Licensed Mark”). Lytix shall register and maintain all Licensed Marks at Lytix’s cost and expense, and all goodwill in any such Licensed Mark shall accrue to Lytix. Lytix hereby grants Verrica an exclusive (even as to Lytix), fully paid-up, royalty-free, sublicensable license to use the Licensed Marks to research, Develop, make, have made, use, sell, have sold, offer for sale, import, and otherwise Commercialize Products in the Licensed Field in the Territory.

(c)Corporate Marks. Notwithstanding anything to the contrary, to the extent required by Applicable Law, (i) Verrica may include Lytix’s name and corporate logo on the Product label, packaging, promotional/marketing materials to indicate that the Product is in-licensed from Lytix, and (ii) Lytix hereby grants to Verrica a non-exclusive, fully paid-up, royalty free, sublicensable license to use Lytix’s name and corporate logo for the Commercialization of Product in the Territory to the extent consistent with this Section 0.

Article 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it,

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enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

10.2Lytix Representations and Warranties. Lytix hereby represents and warrants to Verrica as follows, as of the Effective Date:

(a)Existing Patents. Exhibit 0 attached hereto contains a true and complete list of the existing Licensed Patents as of the Effective Date (the “Existing Patents”);

(b)Title; Encumbrances. Lytix is the sole owner of the entire right, title and interest in and to all Patents and other intellectual property rights within the Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind. Lytix has the full and legal rights and authority to grant all rights and licenses it purports to grant to Verrica under this Agreement;

(c)Control. Lytix Controls (i) all Patents owned, invented or licensed by Lytix that are necessary or useful for the research, Development, Manufacture, use, offer for sale, sale or import of the Product, and (ii) all Know-How owned, generated or licensed by Lytix that is related to the Product;

(d)Licensed Patents. All maintenance fees, annuity payments, and similar payments relating to the Licensed Patents have been made by Lytix in a timely manner. Lytix has not taken action or failed to undertake any action in connection with the filing, prosecuting and maintaining the Licensed Patents in violation of any Applicable Law. Lytix does not have knowledge of any Information which leads it to believe that any issued Patents in the Licensed Patents are invalid or unenforceable;

(e)No Infringement. No claim or action has been brought or threatened by any Third Party alleging that the use of the Licensed Technology, or the Development, Manufacture, or Commercialization of the Product (whether by Lytix prior to the Effective Date or as anticipated hereunder), infringes or misappropriates, or would infringe or misappropriate, any published or issued Patent or other intellectual property right of any Third Party, and no facts or circumstances exist, to Lytix’s knowledge, that would reasonably be expected to give rise to any such claims. To Lytix’s knowledge, the Development, Manufacture, and Commercialization of the Product can be carried out in a manner anticipated hereunder without infringing any Third Party’s published or issued Patent or other intellectual property rights;

(f)No Conflicts. Lytix has not entered into any agreement with any Third Party that is in conflict or inconsistent with the rights granted to Verrica under this Agreement or would impede the performance of its obligations hereunder, and has not taken any action that would in any way prevent it from granting the rights granted to Verrica under this Agreement, or that would otherwise conflict with or adversely affect Verrica’s rights under this Agreement, or that would impede its performance of its obligations hereunder;

(g)Intellectual Property Rights. The Licensed Technology includes all intellectual property rights Controlled by Lytix that are reasonably necessary or useful for the

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Development and Commercialization of the Product by Verrica in accordance with the terms of this Agreement.

(h)Third Party Technology. To Lytix’s knowledge, there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the Development, Manufacture, or Commercialization of Products;

(i)Third Party Infringement. To Lytix’s knowledge, no Third Party is infringing or has infringed any Licensed Patents or has misappropriated any Licensed Know-How;

(j)No Proceeding. There are no pending and no threatened, adverse actions, suits or proceedings (including Patent interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Lytix involving the Licensed Technology or Products or challenging Lytix’s ownership rights in, or the validity or scope of any Licensed Patent;

(k)Regulatory Actions.

(i)Lytix has not received any written communications from any Regulatory Authority describing any matters specific to a Product, or to any class of drugs to which a Product belongs, that may be necessary to be overcome in order to obtain Regulatory Approval of any Product, nor does Lytix have any knowledge of any basis for such matters;

(ii)All Regulatory Filings by Lytix with respect to the Product, to Lytix’s knowledge, were, at the time of filing, true, complete, and accurate;

(iii)Lytix and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(iv)Lytix has filed with the applicable Regulatory Authority all required notices, reports, and other Regulatory Filings with respect to each IND held by Lytix for the Product; and

(v)Lytix has not received any notice from any Regulatory Authority or other governmental authority commencing or threatening withdrawal of any active IND held by Lytix.

(l)Clinical Data. Lytix is the sole owner of all rights to the clinical data generated in the performance of the Lytix’s Development of the Product prior to the Effective Date.

(m)Compliance with Laws. All Development of the Product conducted by or on behalf of Lytix prior to the Effective Date has been conducted in compliance with all Applicable Laws and all Product used in all clinical studies conducted by or on behalf of Lytix has been Manufactured in compliance with GMP;

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(n)No Litigation. Lytix is not a party to any legal action, suit or proceeding relating to the Product in the Licensed Field or in the Retained Field in the Territory;

(o)No Debarment. Neither Verrica nor any of its Affiliates is or has been debarred or suspended under 21 U.S.C. §335(a) or §335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof;

(p)Compliance. There are no legal claims, judgments or settlements against or owed by Lytix or any of its Affiliates, or pending or, to Lytix’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations; and

(q)Disclosure. Lytix has disclosed to Verrica all material written information in Lytix’s possession or Control as of the Effective Date relating to Products, and all such information disclosed by Lytix is true, complete, and correct. There are no issues or information related to the Licensed Technology or otherwise which are reasonably likely to have a material or adverse impact on the Development, Manufacture, or Commercialization of the Product that have not been fully disclosed to Verrica.

10.3Representations and Warranties of Verrica. Verrica represents and warrants to Lytix that as of the Effective Date:

(a)Verrica and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(b)Verrica has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business;

(c)Verrica has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to the Products in the Licensed Field in the Territory; and

(d)Verrica has obtained from its employees, agents and Affiliates enforceable assignments that assign the Verrica Inventions, without limitation, to Verrica and Verrica has recorded such assignments where necessary in accordance with Applicable Laws.

10.4Lytix Covenants. Lytix hereby covenants to Verrica as follows:

(a)Control. Lytix shall Control throughout the Term (i) all Patents owned, invented or licensed by Lytix that are necessary or useful for the research, Development, Manufacture, use, offer for sale, sale or import of the Product, and (ii) all Know-How owned, generated or licensed by Lytix that is related to the Product; and

(b)No Conflicts. Lytix shall not enter into any agreement with any Third Party that is in conflict with the rights granted to Verrica under this Agreement or would impede the performance of its obligations hereunder, and shall not take any action that would in any way

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prevent it from granting the rights granted to Verrica under this Agreement, or that would otherwise conflict with or adversely affect Verrica’s rights under this Agreement, or would impede its performance of its obligations hereunder.

10.5Mutual Covenants.

(a)No Debarment. In the course of Development by of the Product, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance.

(i)Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the Development, Manufacture, and Commercialization of Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), as each as may be amended from time to time.

(ii)Without limiting the foregoing, each Party shall comply with Anti-Corruption Laws, and shall not cause the other Party or its Affiliates, directors, officers, shareholders, employees or agents to be in violation of any Anti-Corruption Laws. Without limiting the foregoing, neither Party shall, directly or indirectly, pay any money to, or offer or give anything of value to, any “foreign official” as that term is used in the FCPA or any “foreign public official” as that term is used in the FCPA, in order to obtain or retain business or to secure any commercial or financial advantage for the other Party or for itself or any of their respective Affiliates or Sublicensees. Each Party understands that if it fails to comply with the provisions of Anti-Corruption Laws, then such failure shall automatically be deemed a breach that allows the other Party to terminate this Agreement in accordance with Section 0, provided that, the other Party will in such case not have to allow the infringing Party any notice period or cure period.

10.6Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Each party acknowledges and agrees that the other party has not made any representations, express or implied with respect to the subject matter of this Agreement, other than those contained in this agreement.

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Article 11
INDEMNIFICATION

11.1By Verrica. Verrica shall and hereby does save, defend and hold Lytix and its Affiliates and their respective directors, officers, employees and agents (each, a “Lytix Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Lytix Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the research, Development, Manufacture, use, marketing, promotion, distribution, handling, storage, sale or other disposition of Product by or on behalf of Verrica or any of its Affiliates or Sublicensees; (b) the breach by Verrica of any provision of this Agreement; or (c) the gross negligence or willful misconduct of any Verrica Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Lytix Indemnitee or the breach by Lytix of any provision of this Agreement.

11.2By Lytix. Lytix shall and hereby does save, defend and hold Verrica and its Affiliates and their respective directors, officers, employees and agents (each, an “Verrica Indemnitee”) harmless from and against any and all Losses to which any Verrica Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the research, Development, Manufacture, use, marketing, promotion, distribution, handling, storage, sale or other disposition of Product by or on behalf of Lytix or any of its Affiliates or licensees (other than Verrica), (b) the breach by Lytix of any provision of this Agreement, including Lytix’s obligations with respect to taxes pursuant to Section 8.11 and for purposes of this Section 0(b), “Losses” includes taxes; or (c) the gross negligence or willful misconduct of any Lytix Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Verrica Indemnitee or the breach by Verrica of any provision of this Agreement.

11.3Procedure. If a Party (the “Indemnified Party”) seeks indemnification under Section 0 or 0, the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 0 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party; and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within [***] days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within [***] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party

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advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

11.4Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 0 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 0 OR 0, OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 12.

Article 12
CONFIDENTIALITY

12.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [***] years thereafter, such Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Confidential Information furnished to it by or on behalf of the other Party (the “Disclosing Party”). The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’ and Sublicensees’, employees, agents, consultants and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. For the avoidance of doubt, Verrica shall not disclose or make any unauthorized use of any process information contained in the Drug Master File for any purpose relating to the Manufacture of API.

12.2Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known

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or available to the public; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or (d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.

12.3Authorized Disclosure. Each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:

(a)filing or prosecuting Patents as permitted by this Agreement;

(b)enforcing such Party’s rights under this Agreement and performing its obligations under this Agreement;

(c)prosecuting or defending litigation as permitted by this Agreement;

(d)complying with applicable court orders or applicable laws, rules and regulations, or the listing rules of any exchange on which such Party’s securities are traded;

(e)in Regulatory Filings that the Receiving Party has the right to file, or holds, as expressly set forth in this Agreement;

(f)disclosure to the Receiving Party’s Affiliates, licensees and sublicensees/Sublicensees, potential licensees and sublicensees/Sublicensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee/Sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this 0; and

(g)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, if the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 0 or 0, it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 0 shall not, in and of itself, cause the information so disclosed to cease

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to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 0, such information becomes generally known or available.

12.4Confidentiality of this Agreement. Except as otherwise provided in this 0 each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 0 or to the extent such disclosure is permitted under Section 0.

12.5Public Announcements.

(a)The Parties shall agree on the content and form of the expected press release from each Party and shall coordinate to the extent reasonably practicable, the timing of the initial press releases in order to accomplish the same promptly upon execution and delivery of this Agreement. The initial press releases of the Parties are attached hereto as Exhibit 0. Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required, in the good faith discretion of such Party’s counsel, by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 0; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

(b)Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 0 or as permitted by Section 0; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 0 or as permitted by Section 0 or (B) non‑public information about the other Party.

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(c)The Parties shall reasonably coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded. Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this 0, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

12.6Publications. Each Party recognizes that the publication of scientific and medical papers regarding results of and other information regarding Products, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a Party may review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, relating to the Development, Manufacture or Commercialization Products or that includes Confidential Information of the other Party. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), the Party proposing publication shall deliver a complete copy to the other Party at least [***] days prior to submitting the material to a publisher or initiating such other disclosure, and such other Party shall review any such material and give its comments to the Party proposing publication within [***] days of the delivery of such material to such other Party. With respect to oral presentation materials and abstracts, the Party proposing publication shall deliver a complete copy to the other Party at least [***] days prior to the anticipated date of the presentation, and such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than [***] days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and shall delay any submission for publication or other public disclosure for a period of up to an additional [***] days for the purpose of preparing and filing appropriate patent applications. For clarity, this Section 0 is intended to set forth the procedures for scientific and medical presentations and publications, and other public disclosures (e.g., press releases, investor presentations and the like) are addressed in Section 0 and Section 0.

Article 13
TERM AND TERMINATION

13.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this 0, shall remain in effect on Product-by-Product and a country-by-country basis, until the expiration of the Royalty Term of such Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Product in a particular country, the licenses granted by Lytix to Verrica under Section 0 with respect to such Product and such country shall become fully-paid, royalty free and non-exclusive.

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13.2Unilateral Termination by Verrica. At any time after the first (1st) anniversary of the Effective Date, Verrica may terminate this Agreement, on a Region-by-Region basis or in its entirety, for any or no reason upon [***].

13.3Termination by Lytix for Competing Product.

(a)Competing Product. Subject to Section 0, Lytix may terminate this Agreement in its entirety or on a Region-by-Region basis, as determined by Lytix in its sole discretion, upon [***].

(b)Cure. Lytix may not terminate this Agreement pursuant to Section 0 if (x) Verrica’s activities with respect to a Competing Product are either by an Acquirer of Verrica or an Affiliate that became and an Affiliate of Verrica after the Effective Date and (y) Verrica (i) ceases Development or Commercialization activities with respect to such Competing Product within such [***]-day period such that Lytix would not otherwise have had the right to terminate this Agreement pursuant to Section 0 or (ii) notifies Lytix in writing that Verrica intends to complete the Divestiture of such Competing Product and so completes such Divestiture within [***] months from the receipt of notice under Section 13.3(a).

13.4Termination by Either Party for Breach.

(a)Breach. Subject to Section 0, each Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] days from the date of such notice; provided that if such breach is not reasonably capable of cure within such [***]-day period, the breaching Party may submit a reasonable cure plan prior to the end of such [***]-day period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan.

(b)Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 0, and such alleged breaching Party provides the other Party notice of such dispute within such [***]-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 0 unless and until the arbitrators, in accordance with 0, has determined that the alleged breaching Party has materially breached this Agreement and that such Party fails to cure such breach within [***] days following such arbitrators’ decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.5Termination for Patent Challenge. Lytix may terminate this Agreement in its entirety upon [***] days’ written notice if Verrica or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action anywhere in the world challenging the validity, enforceability or scope of any Licensed Patent that is included in the License at such time (“Patent Challenge”); provided that a Patent Challenge does not include any counterclaim or defensive challenge made in any legal action or other proceeding commenced or maintained by

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Verrica, its Affiliates or its Sublicensees in response to any claim or action brought in the first instance by, or on behalf of Lytix or its Affiliates. The commencement of a Patent Challenge by Verrica shall not be grounds for termination of this Agreement if (i) such Patent Challenge is withdrawn or (ii) Verrica demands in writing that such Sublicensee withdraw such Patent Challenge and terminates its sublicense of the License to such Sublicensee, in each case ((i) and (ii)) within [***] days of Verrica becoming aware of such Patent Challenge.

13.6Termination by Either Party for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.

13.7Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any Development Milestone Event or Sales Milestone Event is achieved during the termination notice period, then the corresponding milestone payment in respect of such Development Milestone Event or Sales Milestone Payment (as applicable) is accrued and Verrica shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination.

13.8Effect of Termination.

(a)Upon termination of this Agreement in its entirety or with respect to one or more countries or Regions or one or more Products by Verrica pursuant to Section 0, or by Lytix pursuant to Sections 0, 0, 0 or 0, the following shall apply:

(i)Reversion of Rights. All rights and licenses granted to Verrica under this Agreement shall terminate and revert to Lytix, provided that if this Agreement is only terminated with respect to one or more countries or Regions, only the rights and licenses with respect to such country or countries or Regions shall terminate and revert to Lytix;

(ii)Regulatory Approval. In the event that this Agreement is terminated by Verrica pursuant to Section 13.2 or by Lytix pursuant to Section 13.3 or 13.4, then, if at the time of termination of this Agreement, Verrica holds or has rights in or to any Regulatory Approvals for the Product in the terminated countr(ies) or Region, Verrica shall assign to Lytix or a Third Party designated by Lytix all such Regulatory Approvals for the Product, at Verrica’s cost and expense. In addition, upon Lytix’s written request, Licensee shall, at Verrica’s sole cost and expense, provide to Lytix copies of all tangible Development Data and Regulatory Filings Controlled by Verrica in the Territory necessary or useful for obtaining Regulatory Approval in the terminated countr(ies) or Region. Upon any such termination in such countr(ies) or Region, Verrica shall grant and does hereby grant to Lytix a transferrable Right of Reference to all Regulatory Filings pertaining to the Product submitted by or on behalf of Verrica anywhere in the Territory solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of

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Product in such terminated countr(ies) or Region, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product in such terminated countr(ies) or Region. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange.

(iii)Inventory. In the event that this Agreement is terminated in its entirety, Lytix shall have the right, but not the obligation, to purchase any and all of the inventory of Product held by Verrica or its Affiliates as of the date of termination, at a price equal to the Cost of Goods of such inventory, together with any applicable external costs of transportation, storage and insurance, and import and export taxes and fees. If Lytix does not elect to purchase such inventory from Verrica, Verrica shall have the right to continue to sell such inventory of Product in the Licensed Field in the Territory for [***] months after the date of termination of this Agreement, subject to Verrica’s continued payment of royalties on Net Sales of Product during such period in accordance with Section 0.

(iv)Intellectual Property.

(A)Verrica IP. Verrica shall, and shall cause its Affiliates and Sublicensees to, disclose to Lytix (1) any and all Information Controlled by Verrica, its Affiliates, or Sublicensees as of the effective date of termination of this Agreement that has been generated by or on behalf of Verrica, its Affiliates or Sublicensees with respect to Product, (2) any Verrica Inventions, and (3) any Patents Controlled by Verrica or its Affiliates that Cover the Product in the Licensed Field in the Territory, in each case that are necessary or reasonably useful to enable Lytix to Develop and Commercialize Product in the Licensed Field in the terminated country or countries or Region, as applicable (collectively, the “Verrica IP”). After receipt of the Verrica IP, Lytix may notify Verrica that it wishes to obtain a license to the Verrica IP to Develop and Commercialize Product in the Licensed Field in the terminated country or countries or Region, as applicable. The Parties shall negotiate the terms of such license in good faith for a period not to exceed [***] days. The terms of such license will include a mutually agreed upon payment on signing of the license, and will include milestone payments to become due upon the achievement of the then-remaining development milestone events set forth in Section 0 and the sale-based milestone events set forth in Section 0, together with royalty payments. Any such Verrica IP shall be subject to the confidentiality obligations and exemptions from confidentiality obligations set forth in 0. If the Parties are unable to agree on the terms and execute a definitive agreement with respect to the Verrica IP during such [***]-day negotiation period, then they may have such terms determined by baseball arbitration pursuant to Section 0.

(B)Regulatory Filings. With respect to Product to which Lytix obtains a license pursuant to Section 0, Verrica shall and does hereby assign, and shall cause its Affiliates and Sublicensees to assign, to Lytix all of their right, title and interest in and to all Regulatory Filings with respect to such Product in the Licensed Field in the terminated country or countries or Region, as applicable, including any Regulatory Approvals and applications therefor.

(C)Trademarks. If, as of the date of termination, Verrica has Commercialized the Product to which Lytix obtains a license pursuant to Section 0, Verrica shall and hereby does grant Lytix a non-exclusive, royalty-bearing license under the Product Marks to Commercialize such Product in the terminated country or countries or Region, as applicable, on commercially reasonable terms to be negotiated by the parties as part of the negotiation set forth

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in Section 0 (and, for the avoidance of doubt, in case of inability to agree on such terms such matter shall be included in the baseball arbitration pursuant to Section 0).

(b)Subject to Section 13.8(a), Lytix will not have any rights with respect to any Information generated by Verrica with respect to such terminated Product and such country or countries or Region, to any Verrica Inventions, or to any Patents Controlled by Verrica or its Affiliates, and Verrica will have no further obligations to Lytix with respect to any such terminated Product and such country or countries or Region.

(c)Subject to Section 13.8(a), upon expiration or termination of this Agreement for any reason, each Party, at the request of the other Party, shall return, or at the election of the other Party, destroy, and thereafter provide the other Party written certification evidencing such destruction, all data, files, records and other materials in its or its Affiliates’ or, with respect to Verrica, Sublicensees, possession or control containing or comprising such other Party’s Confidential Information.

13.9Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.4, 8.8 through 8.11 (inclusive), 9.1, 10.6, 13.8, and 13.9, and Articles 1, 11, 12, 14, and 15.

Article 14
Dispute Resolution

14.1Disputes. Except as provided in Section 0 and Section 0, upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Senior Executive of Verrica and the Senior Executive of Lytix for resolution. If the Senior Executives are unable to resolve such matter within [***] days after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by binding arbitration, as provided in Section 0. Any disputes about the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitral tribunal.

14.2Arbitration.

(a)Any Dispute shall be resolved by final and binding arbitration under the rules of the International Chamber of Commerce as then in effect (the “Rules”), except as they be modified herein or by mutual agreement of the Parties.

(b)The arbitration shall be conducted by one or more arbitrator(s) appointed in accordance with the Rules; provided that: (i) such arbitrator(s) is not a current or former employees or directors, or current stockholders, of either Party, any of their respective Affiliates or any Sublicensee; and (ii) each arbitrator(s) has experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries. The seat, or legal place, of arbitration shall be New York, New York, USA, and all proceedings and communications shall be in the English language.

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(c)The arbitral tribunal shall permit discovery (including both the production of documents and deposition testimony) as reasonably necessary for an understanding of any legitimate issue raised in the arbitration, while also taking into account the desirability of making discovery efficient and cost-effective, and, in addition to the authority conferred upon the arbitral tribunal by such Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration as current on the commencement of the arbitration.

(d)The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief, provided that the arbitral tribunal’s authority to award special, incidental, consequential or punitive damages is subject to the limitation set forth in Section 0, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation. The award shall be rendered within [***] of the appointment of the arbitral tribunal unless the Parties jointly request an extension, or the arbitral tribunal determines, in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.

(e)The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment upon the award may be entered in any court of competent jurisdiction.

(f)During the pendency of the arbitration, each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitration and the arbitral tribunal shall fix costs in the arbitral award in accordance with the Rules.

14.3Confidentiality of Arbitration. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and the arbitral tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (b) with the consent of all Parties, (c) where needed for the preparation or presentation of a claim or defense in this arbitration, (d) where such information is already in the public domain other than as a result of a breach of this clause, or (e) by order of the arbitral tribunal upon application of a Party.

14.4Injunctive Relief; Court Actions. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or other interim relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 0.

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14.5Baseball Arbitration. If the Parties fail to agree on any matter described in Section 0 and a Party submits such failure to baseball arbitration for final resolution, then relevant failure to agree shall be resolved in accordance with this Section 0. Within [***] Business Days following a Party’s receipt of any baseball arbitration notice from the other Party, the Parties shall meet and attempt to agree on an independent Third Party expert with at least ten (10) years of experience in the licensing of biopharmaceutical compounds or products. If the Parties cannot agree on such expert within such time period, then each Party may nominate one independent expert within [***] Business Days after such [***]-Business Day period and the two experts so selected shall nominate the final independent expert within [***] Business Days of their nomination. Within [***] Business Days of her or their appointment, the expert(s) shall set a date for the arbitration, which date shall be scheduled as soon as possible and is intended to be scheduled no more than [***] days after the date the arbitration is demanded. At least [***] Business Days prior to the arbitration, each Party shall provide the expert with a complete, written proposal of such Party’s solution to the applicable Dispute, along with any documentary or other evidence it wishes to provide in support for such proposal. After receiving both Parties’ proposals, the expert(s) will have the right to meet with the Parties as necessary to inform the expert’s determination and to perform independent research and analysis. The expert(s) will be instructed to select one of the Party’s proposals without modification within [***] days following the receipt of both proposals. The expert(s) will deliver her/their decision regarding the disputed matter in writing, which decision will be made in accordance with the standard for resolution of such matter set forth in this Agreement and will be binding and conclusive upon both Parties. The Party whose proposal is not selected by the experts is responsible for the fees of the experts and the costs and expenses of the baseball arbitration. The provisions of Section 0 and Section 0 apply to any baseball arbitration proceedings commenced under this Section 0 mutatis mutandis.

14.6Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the Manufacture, use, importation, offer for sale or sale of a Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 15
MISCELLANEOUS

15.1Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to Verrica or Lytix are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or other similar foreign laws. The Parties shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, or other similar foreign laws, the non‑debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in

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the non‑debtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non‑debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non‑debtor Party.

15.2Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.3Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.

15.4Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Law.

15.5Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.

15.6Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and (b) in connection with the transfer or sale of all or substantially all of the assets of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a

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transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)). Any attempted assignment not in accordance with this Section 15.6 shall be null and void and of no legal effect. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement is void.

15.7No Third-Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

15.8Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.9Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or electronic mail confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries; or (c) if sent by electronic mail, upon electronic confirmation of receipt.

If to Lytix:	Lytix Biopharma AS Hoffsveien 4 0275 Oslo Norway Attention: [***] Email: [***]
With a copy (which shall not constitute notice) to:	[***]
If to Verrica:	Verrica Pharmaceuticals, Inc. 10 North High Street Suite 200, West Chester, Pennsylvania 19380 United States of America Attention: [***] Email: [***]

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With a copy to:	Cooley LLP 11951 Freedom Drive Suite 1500 Reston, Virginia 20190 United States of America Attention: Kenneth J. Krisko Email: kkrisko@cooley.com

15.10Force Majeure. Each Party shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [***] days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.11Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement means calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.12Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein encompasses references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” are deemed followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any person includes the person’s successors and assigns, (e) the words

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

“herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, and (g) the word “or” is disjunctive but not necessarily exclusive.

15.13Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.14Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

In Witness Whereof, the Parties have executed this Exclusive License Agreement by their duly authorized officers as of the Effective Date.

Verrica Pharmaceuticals Inc.		Lytix Biopharma AS

By:	/s/ Ted White	By:	/s/ Øystein Rekdal

Name:	Ted White	Name:	Øystein Rekdal

Title:	President and CEO	Title:	CEO